BOARD CONSIDERATIONS REGARDING APPROVAL OF
                        INVESTMENT MANAGEMENT AGREEMENT

      The Board of Trustees of the First Trust Exchange-Traded Fund VII (the "Trust"), including the Independent Trustees, unanimously approved the Investment Management Agreement (the "Fund Agreement") with First Trust Advisors L.P. ("First Trust") for First Trust Global Tactical Commodity Strategy Fund (the "Fund"), a series of the Trust, for an initial two year term at a meeting held on April 30, 2013. Because the Fund will seek to achieve its investment objective by investing in commodity futures contracts and exchange-traded commodity linked instruments through a wholly-owned subsidiary of the Fund, the Board of Trustees, including the Independent Trustees, also approved an Investment Management Agreement (the "Subsidiary Agreement" and together with the Fund Agreement, the "Agreements") with First Trust for the wholly-owned subsidiary (the "Subsidiary"), also for an initial two year term. The Board of Trustees determined that the Agreements are in the best interests of the Fund in light of the extent and quality of services expected to be provided and such other matters as the Board considered to be relevant in the exercise of its reasonable business judgment.

      To reach this determination, the Board considered its duties under the Investment Company Act of 1940, as amended (the "1940 Act"), as well as under the general principles of state law in reviewing and approving advisory contracts; the requirements of the 1940 Act in such matters; the fiduciary duty of investment advisors with respect to advisory agreements and compensation; the standards used by courts in determining whether investment company boards have fulfilled their duties; and the factors to be considered by the Board in voting on such agreements. To assist the Board in its evaluation of the Agreements, the Independent Trustees received a report in advance of the Board meeting that, among other things, outlined the services to be provided by First Trust to the Fund and the Subsidiary (including the relevant personnel responsible for these services and their experience); the proposed unitary fee structure for the Fund as compared to fees charged by advisors to other relevant exchange-traded products, including exchange-traded funds ("ETFs") and exchange-traded commodity pools, and as compared to fees charged to other ETFs managed by First Trust; the estimated expenses to be incurred in providing services to the Fund and the potential for economies of scale, if any; financial data on First Trust; fall-out benefits to First Trust and First Trust Portfolios L.P.; and a summary of First Trust's compliance program. The Independent Trustees also met separately with their independent legal counsel to discuss the information provided by First Trust. The Board applied its business judgment to determine whether the arrangement between the Trust and First Trust is a reasonable business arrangement from the Fund's perspective as well as from the perspective of shareholders.

      In evaluating whether to approve the Agreements, the Board considered the nature, extent and quality of services to be provided by First Trust under the Agreements. The Board noted that the Fund is the initial series of the Trust and considered the efforts expended by First Trust in organizing the Trust and the Subsidiary and making arrangements for other services to be provided to the Fund and the Subsidiary. The Board considered that First Trust employees provide management services to other ETFs and to other investment companies in the First Trust fund complex with diligence and care. The Board considered that, unlike most other ETFs to which First Trust currently provides management services, the Fund is not designed to track the performance of an index, and investment decisions will be the primary responsibility of First Trust. At the meeting, the Trustees received a presentation from two of the proposed portfolio managers for the Fund and were able to ask questions about the proposed investment strategies for the Fund, including the investment in commodities-related derivatives through the Subsidiary. The Board also considered the compliance program that had been developed by First Trust and the skills of its employees who would be working with the Fund and the Subsidiary. Since the Fund had yet to commence investment operations, the Board could not consider the investment performance of the Fund. In light of the information presented and the considerations made, the Board concluded that the nature, extent and quality of services to be provided to the Fund and the Subsidiary by First Trust under the Agreements are expected to be satisfactory.

      The Board reviewed information regarding the proposed unitary fee structure for the Fund. The Board noted that under the unitary fee arrangement, the Fund would pay First Trust pursuant to the terms of the Fund Agreement a fee equal to an annual rate of 0.95% of its average daily net assets and that First Trust would be responsible for the Fund's expenses, including the cost of transfer agency, custody, fund administration, legal, audit and other services, but excluding interest, taxes, brokerage commissions and other expenses connected with the execution of portfolio transactions, service fees and distribution fees pursuant to a Rule 12b-1 plan, if any, and extraordinary expenses. The Board noted that First Trust would receive no compensation under the Subsidiary Agreement. The Board reviewed information provided by First Trust and Lipper Inc. ("Lipper"), an independent source, for the Fund on the advisory fees and expense ratios of other relevant exchange-traded products. The Board noted the limitations on the comparability of the exchange-traded products in each of the First Trust and Lipper peer groups with the Fund, noting that except for an ETF included in the First Trust peer group, all of the other comparable exchange-traded products were exchange-traded commodity pools. The Board noted that the Fund's total expense ratio under its proposed unitary fee was below the median of the Lipper peer group. The Board also considered information provided by First Trust on the advisory fees and expense ratios of all other actively managed ETFs brought to market through March 2013, noting there are differences in investment strategies between the Fund and most of these actively managed ETFs, and that the expense ratio (excluding acquired fund fees and expenses) of the most similar actively managed ETF was the same as the unitary fee for the Fund. The Board considered the total expense ratios (after fee waivers or expense reimbursements, if applicable) of other First Trust ETFs, including First Trust ETFs that pay a unitary fee and First Trust ETFs that are actively managed, noting that First Trust does not provide advisory services to any ETFs that have investment strategies similar to the Fund's. In light of the information considered and the nature, extent and quality of services expected to be provided under the Agreements, the Board determined that the proposed unitary fee for the Fund was fair and reasonable.

      The Board noted that the proposed unitary fee for the Fund was not structured to pass the benefits of any economies of scale on to shareholders as the Fund's assets grow. The Trustees noted that any reduction in fixed costs associated with the management of the Fund would benefit First Trust, but that a unitary fee structure provides certainty in expenses for the Fund. The Board noted that First Trust has continued to invest in personnel and infrastructure for the First Trust fund complex. The Board took the costs to be borne by First Trust in connection with its services to be performed for the Fund under the Fund Agreement into consideration and noted that First Trust was unable to estimate the profitability of the Fund Agreement to First Trust. The Board considered fall-out benefits described by First Trust that may be realized from its relationship with the Fund, including First Trust's compensation for fund reporting services pursuant to a separate Fund Reporting Services Agreement. The Board also noted that First Trust would not utilize soft dollars in connection with its management of the Fund's portfolio.

      Based on all the information considered and the conclusions reached, the Board, including the Independent Trustees, unanimously determined that the terms of the Agreements are fair and reasonable and that the approval of the Agreements is in the best interests of the Fund. No single factor was determinative in the Board's analysis.